Varsity Group Inc. Receives Non-Compliance Letter From Nasdaq Capital Market

FAIRFAX, VA -- 11/30/2007 -- Varsity Group Inc. (NASDAQ: VSTY) announced that on November 27, 2007, it received a letter from the Nasdaq Capital Market indicating that for the last 30 consecutive business days, the bid price of its common stock has closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market pursuant to Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days, or until May 27, 2008, from the date of notification to achieve compliance. In general, a company can restore compliance with Marketplace Rule 4310(c)(4) if its common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days. If the Company has not achieved compliance by the 180th day, but can demonstrate as of that date that the Company meets the criteria for initial listing set forth in Marketplace Rule 4310(c) (other than the bid price requirement), the Company will have an additional 180 days to achieve compliance with Marketplace Rule 4310(c)(4).

ABOUT VARSITY GROUP INC.

Varsity Group Inc. is an outsource solution provider to education institutions nationwide. Under the brands Varsity Books and Campus Outfitters, Varsity provides solutions that enable schools to focus on their core educational mission. Varsity Group's solutions include online textbook, school supply and full-service school uniform services.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Varsity Group's business that are not historical facts are "Forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

Contact:
Jim Craig
Chief Financial Officer
President and CEO
jim.craig@varsitygroup.com
202-349-1231